Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Gil Borok	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8909	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS CONTINUED REVENUE

AND EARNINGS GROWTH FOR SECOND QUARTER 2011

REVENUE INCREASES 21% TO $1.4 BILLION

EARNINGS PER SHARE RISE TO $0.21

Los Angeles, CA — July 27, 2011 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported continued revenue and earnings growth for the second quarter ended June 30, 2011.

•                  Revenue for the quarter totaled $1.4 billion, an increase of 21% from $1.2 billion in the second quarter of 2010.

•                  Net income on a U.S. GAAP basis improved to $61.2 million, or $0.19 per diluted share, for the second quarter of 2011, an increase of 12% from $54.8 million, or $0.17 per diluted share, for the second quarter of 2010.

•                  Excluding selected charges(1), net income(2) totaled $67.0 million, or $0.21 per diluted share, for the current-year quarter, up 14% and 17%, respectively, from $58.8 million, or $0.18 per diluted share, in the second quarter of 2010.

•                  Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)(3) rose 3% to $166.1 million for the second quarter of 2011 from $161.6 million a year earlier.  Excluding selected charges, EBITDA(3) rose 4% to $172.4 million in the current period from $165.2 million in the second quarter of 2010.

Last year’s second-quarter Development Services EBITDA was $19 million greater than  in this year’s second quarter, predominately resulting from outsized gains from property sales. In addition, this year’s second-quarter Global Investment Management EBITDA included an increase of approximately $6 million of carried interest incentive compensation expense.  These factors significantly tempered overall EBITDA growth compared with the prior-year period, and without their impact, overall EBITDA would have grown 22%.

Management Commentary

“We are very pleased with the strong revenue gains we recorded across the Company during the second quarter,” said Brett White, chief executive officer of CB Richard Ellis.  “Despite continued uncertainty in the macro environment, revenue rose by double digits in nearly every service line in all three geographic regions. This performance illustrates the ability of our people and platform to drive continued business gains in a global economy that is still marked by slow, uneven growth.”

Revenue growth was significant in the Company’s transactional businesses — property leasing and sales.  Global leasing revenue rose 22% and was up strongly across every geographic region.  Of note, year-over-year second-quarter Americas leasing performance was significantly better than in the first quarter.

Reflecting the strengthening of the real estate capital markets, sales revenue grew 44% globally, paced by a 68% rise in the Americas. Mortgage brokerage revenue also improved robustly, increasing 47% in the second quarter, as loan origination and sales activity more than doubled across a broader group of lenders.

Outsourcing revenue improved 13% in the second quarter, with all three geographic regions contributing double-digit growth.  The Company signed a record 47 long-term outsourcing contracts during the quarter, including 15 with new clients and 32 expansions or renewals of existing relationships. During the quarter, CB Richard Ellis was awarded contracts to provide transaction management services for the United States Postal Service’s 300 million square foot portfolio — underscoring the ongoing success of the Company’s public-sector outsourcing initiative. In addition, the Company announced an agreement with Walgreens to provide facilities management and project management services for more than 7,500 locations across the U.S., totaling more than 115 million square feet.

Geographically, the Americas was the Company’s fastest growing region with a 24% revenue increase.  Asia Pacific revenue rose by 19%, due primarily to strong performance in Australia, China and India.  Notwithstanding continued sovereign-debt concerns, EMEA revenue rose 16%, driven by leasing and outsourcing growth.

Revenue in the Company’s Global Investment Management business increased 23%. Following the end of the second quarter of 2011, the Company completed its acquisition of substantially all of ING Group’s global listed real estate securities business, now known as CBRE Clarion Securities, and remains on schedule to close the acquisition of ING Group’s real estate investment management businesses in Europe and Asia later this year.

During the second quarter, the Company also completed three in-fill acquisitions designed to bolster its services platform: a valuation business in Australia; a retail property management business in central and eastern Europe and its former affiliate company in Switzerland.

Commenting on the business outlook, Mr. White said: “While we continue to be mindful of the risks to the current recovery, commercial real estate markets generally remain in the early stages of a cyclical upturn. This recovery is not unfolding consistently as macro-economic and market-specific factors cause pockets of strength and weakness. Despite this uneven recovery, our combination of depth, breadth, people and brand put us in a unique position to capture opportunity and enhance our market leadership. As the recovery advances, we expect to see continued strong revenue increases along with operating leverage improvement and profit growth.”

Second-Quarter 2011 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 24% to $897.8 million, compared with $722.3 million for the second quarter of 2010.

•                  Operating income rose 36% to $98.2 million from $72.2 million for the prior-year second quarter.

•                  EBITDA totaled $115.4 million, up 28% from $89.8 million in last year’s second quarter.

•                  The region demonstrated good operating leverage, particularly in light of the reinstatement of compensation to pre-recession levels, which occurred at the tail end of the second quarter of 2010.

EMEA Region (primarily Europe)

•                  Revenue rose 16% to $261.1 million from $225.4 million for the second quarter of 2010. The increase was driven by growth in France, Italy, the Netherlands, Spain and the U.K.

•                  Operating income rose 5% to $18.9 million compared with $18.0 million for the same period in 2010.

•                  EBITDA increased 8% to $21.4 million compared with $19.9 million in last year’s second quarter.

•                  Current-period results reflected higher compensation expense from select hiring in 2010 and early 2011 in anticipation of improving transaction revenue and in support of new initiatives and recently won contracts that should translate into meaningful revenue.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue rose 19% to $188.5 million from $158.7 million for the second quarter of 2010.

•                  Operating income rose 48% to $16.0 million, compared with $10.8 million for the second quarter of 2010.

•                  EBITDA increased 36% to $17.4 million compared with $12.8 million for last year’s second quarter.

•                  The improved results reflect higher revenue in several countries, particularly Australia and New Zealand, China and India, while business conditions in Japan began to stabilize following the March 2011 earthquake and tsunami.

Global Investment Management Business (investment management operations in the U.S., Europe and Asia)

•                  Revenue increased 23% to $57.6 million from $46.9 million in the second quarter of 2010, largely driven by higher asset management fees in the current-year period.

•                  Operating loss totaled $3.6 million compared with operating income of $3.4 million for the second quarter of 2010.

•                  EBITDA totaled $2.5 million compared with $10.8 million in the prior-year second quarter.

•                  Current-year operating results include a net carried interest incentive compensation accrual of $5.3 million compared with a $0.5 million net reversal of carried interest in the prior-year period.

•                  Current-year operating results were also negatively impacted by $4.8 million of costs associated with the acquisition of the ING REIM businesses.

•                  Assets under management totaled $39.1 billion at the end of the second quarter of 2011, up 4% from year-end 2010 and 16% from the second quarter of 2010. The second-quarter 2011 total does not yet include $21.1 billion of global listed real estate securities assets managed by CBRE Clarion Securities, which were acquired from ING Group on July 1, 2011.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue totaled $17.2 million compared with $18.7 million for the second quarter of 2010. The decrease was primarily due to lower rental revenue resulting from property dispositions.

•                  Operating income totaled $0.7 million as compared with an operating loss of $7.3 million for the same period in 2010, primarily driven by lower bonuses (largely due to prior-year property sales in excess of current-year sales) and lower real estate operating expenses as a result of property dispositions.

•                  EBITDA totaled $9.4 million compared with EBITDA of $28.4 million in the prior-year second quarter. Second-quarter 2010 EBITDA benefited from gains on the sale of two significant properties (reflected in equity income from unconsolidated subsidiaries and income from discontinued operations, but not included in revenue), which did not occur to this extent in the current year. Additionally, activity attributed to non-controlling interests was unfavorable in the current-year period, while favorable in the prior-year period, due to improved overall earnings in entities with non-controlling interests. Equity income from unconsolidated subsidiaries; income from discontinued operations, and activity associated with non-controlling interests are all included in the calculation of EBITDA, but not operating income.

•                  Development projects in process totaled $4.9 billion, unchanged from year-end 2010 and up $0.5 billion from the second quarter of 2010. The inventory of pipeline deals rose to $1.4 billion, up $0.2 billion from year-end 2010 and $0.6 billion from the second quarter of 2010.

Six-Month Results

•                  Revenue for the six months ended June 30, 2011 totaled $2.6 billion, an increase of 19% from $2.2 billion in the six months ended June 30, 2010.

•                  Net income on a U.S. GAAP basis nearly doubled to $95.6 million, or $0.30 per diluted share, for the six months ended June 30, 2011, compared with $48.2 million, or $0.15 per diluted share for the same period in 2010.

•                  Excluding selected charges, net income totaled $107.6 million, or $0.33 per diluted share, for the current year-to-date period, an increase of 73% and 74%, respectively, from $62.0 million, or $0.19 per diluted share, in the prior-year period.

•                  EBITDA rose 18% to $279.1 million for the first six months of 2011 from $236.6 million a year earlier.  Excluding selected charges, EBITDA rose 16% to $292.9 million in the current six-month period from $252.7 million in the six months ended June 30, 2010.

Corporate Name Change

The Company also announced plans to change its corporate name to CBRE Group, Inc., effective January 1, 2012 in order to align its corporate name with its industry-leading CBRE brand. “This change is the natural next step in the evolution of our corporate identity,” said Mr. White. “Increasingly, our clients have come to know us as CBRE, and our highly visible CBRE logo has grown into one of the industry’s most powerful and well recognized brands. Adopting CBRE as our corporate name simplifies our identity and enables us to further capitalize on the advantage of our strong brand.”

Conference Call Details

The Company’s second-quarter earnings conference call will be held on Thursday, July 28, 2011 at 10:30 a.m. Eastern Time.  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-288-8967 for U.S. callers and 612-332-0720 for international callers.  A replay of the call will be available starting at 1 p.m. Eastern Time on July 28, 2011, and ending at midnight Eastern Time on August 3, 2011. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 209881.  A transcript of the call will be available on the Company’s Investor Relations Web site at www.cbre.com/investorrelations.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2010 revenue).  The Company has approximately 31,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, business outlook and ability to complete and integrate our announced acquisition of the ING REIM businesses in Europe and Asia and to integrate the ING global listed real estate securities business, which was acquired on July 1, 2011.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to leverage our platform to grow revenues and capture market share; our ability to control costs relative to revenue growth; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; realization of values in investment funds to offset related incentive compensation expense; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2010 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon written request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges include integration and other costs related to acquisitions, amortization expense related to customer relationships acquired, cost containment expenses and the write-down of impaired assets.

(2) A reconciliation of net income attributable to CB Richard Ellis Group, Inc. to net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business segments and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs. Additionally, management believes EBITDA is useful to investors to assist them in getting a more accurate picture of the Company’s results from operations.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. Amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions, cost containment and asset impairments that occur from time to time.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CB Richard Ellis Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$1,422,218	$1,171,919	$2,607,323	$2,197,802

Costs and expenses:
Cost of services	839,822	678,714	1,553,577	1,293,908
Operating, administrative and other	432,856	372,033	809,881	710,739
Depreciation and amortization	25,385	27,616	48,563	53,911
Total costs and expenses	1,298,063	1,078,363	2,412,021	2,058,558

Gain on disposition of real estate	6,027	3,623	7,999	3,623
Operating income	130,182	97,179	203,301	142,867
Equity income from unconsolidated subsidiaries	17,068	14,235	32,247	7,651
Interest income	1,902	3,111	4,570	4,911
Interest expense	34,216	50,275	67,934	100,067
Income from continuing operations before provision for income taxes	114,936	64,250	172,184	55,362
Provision for income taxes	46,336	26,704	69,742	34,003
Income from continuing operations	68,600	37,546	102,442	21,359
Income from discontinued operations, net of income taxes	6,267	7,140	16,911	7,140
Net income	74,867	44,686	119,353	28,499
Less: Net income (loss) attributable to non-controlling interests	13,644	(10,104)	23,761	(19,664)
Net income attributable to CB Richard Ellis Group, Inc.	$61,223	$54,790	$95,592	$48,163

Basic income per share attributable to CB Richard Ellis Group, Inc. shareholders
Income from continuing operations attributable to CB Richard Ellis Group, Inc.	$0.19	$0.15	$0.30	$0.13
Income from discontinued operations attributable to CB Richard Ellis Group, Inc.	—	0.02	—	0.02
Net income attributable to CB Richard Ellis Group, Inc.	$0.19	$0.17	$0.30	$0.15

Weighted average shares outstanding for basic income per share	317,698,275	312,910,934	317,133,967	312,895,372

Diluted income per share attributable to CB Richard Ellis Group, Inc. shareholders
Income from continuing operations attributable to CB Richard Ellis Group, Inc.	$0.19	$0.15	$0.30	$0.13
Income from discontinued operations attributable to CB Richard Ellis Group, Inc.	—	0.02	—	0.02
Net income attributable to CB Richard Ellis Group, Inc.	$0.19	$0.17	$0.30	$0.15

Weighted average shares outstanding for diluted income per share	324,093,042	318,425,227	323,510,069	317,736,844

EBITDA (1)	$166,095	$161,635	$279,139	$236,594

(1) Includes EBITDA related to discontinued operations of $0.8 million and $1.9 million for the three and six months ended June 30, 2011, respectively, and $12.9 million for the three and six months ended June 30, 2010.

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Americas
Revenue	$897,828	$722,255	$1,647,943	$1,367,866
Costs and expenses:
Cost of services	567,338	448,937	1,044,667	859,224
Operating, administrative and other	217,473	186,075	414,890	360,916
Depreciation and amortization	14,831	14,997	27,662	29,687
Operating income	$98,186	$72,246	$160,724	$118,039
EBITDA	$115,375	$89,847	$193,503	$151,835

EMEA
Revenue	$261,087	$225,378	$466,055	$413,538
Costs and expenses:
Cost of services	155,738	132,132	287,011	251,583
Operating, administrative and other	84,195	72,820	154,977	137,796
Depreciation and amortization	2,253	2,384	4,515	4,774
Operating income	$18,901	$18,042	$19,552	$19,385
EBITDA	$21,375	$19,865	$24,381	$23,990

Asia Pacific
Revenue	$188,546	$158,678	$349,046	$293,110
Costs and expenses:
Cost of services	116,746	97,645	221,899	183,101
Operating, administrative and other	53,862	48,220	95,966	88,925
Depreciation and amortization	1,988	2,007	3,971	4,119
Operating income	$15,950	$10,806	$27,210	$16,965
EBITDA	$17,437	$12,777	$29,879	$21,035

Global Investment Management
Revenue	$57,554	$46,896	$107,876	$86,303
Costs and expenses:
Operating, administrative and other	57,942	39,930	103,498	80,869
Depreciation and amortization	3,171	3,613	6,666	6,470
Operating (loss) income	$(3,559)	$3,353	$(2,288)	$(1,036)
EBITDA(1)	$2,470	$10,766	$8,460	$5,836

Development Services
Revenue	$17,203	$18,712	$36,403	$36,985
Costs and expenses:
Operating, administrative and other	19,384	24,988	40,550	42,233
Depreciation and amortization	3,142	4,615	5,749	8,861
Gain on disposition of real estate	6,027	3,623	7,999	3,623
Operating income (loss)	$704	$(7,268)	$(1,897)	$(10,486)
EBITDA (2)	$9,438	$28,380	$22,916	$33,898

(1)          Includes EBITDA related to discontinued operations of $0.8 million and $1.9 million for the three and six months ended June 30, 2011, respectively.

(2)          Includes EBITDA related to discontinued operations of $12.9 million for the three and six months ended June 30, 2010.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CB Richard Ellis Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income attributable to CB Richard Ellis Group, Inc.	$61,223	$54,790	$95,592	$48,163
Integration and other costs related to acquisitions, net of tax	3,910	598	8,379	1,240
Amortization expense related to customer relationships acquired, net of tax	1,840	1,842	3,604	3,732
Cost containment expenses, net of tax	—	1,605	—	6,092
Write-down of impaired assets, net of tax	—	(36)	—	2,804
Net income attributable to CB Richard Ellis Group, Inc., as adjusted	$66,973	$58,799	$107,575	$62,031

Diluted income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted	$0.21	$0.18	$0.33	$0.19

Weighted average shares outstanding for diluted income per share	324,093,042	318,425,227	323,510,069	317,736,844

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income attributable to CB Richard Ellis Group, Inc.	$61,223	$54,790	$95,592	$48,163
Add:
Depreciation and amortization(1)	25,619	27,784	49,088	54,079
Interest expense(2)	34,819	50,990	69,287	100,782
Provision for income taxes(3)	46,336	31,183	69,742	38,482
Less:
Interest income	1,902	3,112	4,570	4,912

EBITDA(4)	$166,095	$161,635	$279,139	$236,594

Adjustments:
Integration and other costs related to acquisitions	6,272	964	13,783	1,970
Cost containment expenses	—	2,642	—	9,677
Write-down of impaired assets	—	—	—	4,453

EBITDA, as adjusted (4)	$172,367	$165,241	$292,922	$252,694

(1)          Includes depreciation and amortization related to discontinued operations of $0.2 million and $0.5 million for the three and six months ended June 30, 2011, respectively and $0.2 million for the three and six months ended June 30, 2010.

(2)          Includes interest expense related to discontinued operations of $0.6 million and $1.4 million for the three and six months ended June 30, 2011, respectively and $0.7 million for the three and six months ended June 30, 2010.

(3)      Includes provision for income taxes related to discontinued operations of $4.5 million for the three and six months ended June 30, 2010.

(4)      Includes EBITDA related to discontinued operations of $0.8 million and $1.9 million for the three and six months ended June 30, 2011, respectively and $12.9 million for the three and six months ended June 30, 2010.

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Americas
Net income attributable to CB Richard Ellis Group, Inc.	$52,015	$35,038	$81,524	$37,584
Add:
Depreciation and amortization	14,831	14,997	27,662	29,687
Interest expense	25,740	38,972	51,572	78,686
Royalty and management service income	(6,895)	(5,347)	(13,515)	(9,492)
Provision for income taxes	30,951	7,062	49,327	17,431
Less:
Interest income	1,267	875	3,067	2,061
EBITDA	$115,375	$89,847	$193,503	$151,835

EMEA
Net income attributable to CB Richard Ellis Group, Inc.	$10,541	$5,278	$10,392	$6,250
Add:
Depreciation and amortization	2,253	2,384	4,515	4,774
Interest expense	18	36	157	125
Royalty and management service expense	3,422	3,329	6,153	5,541
Provision for income taxes	5,248	9,189	3,788	7,984
Less:
Interest income	107	351	624	684
EBITDA	$21,375	$19,865	$24,381	$23,990

Asia Pacific
Net income attributable to CB Richard Ellis Group, Inc.	$6,186	$5,907	$9,087	$6,650
Add:
Depreciation and amortization	1,988	2,007	3,971	4,119
Interest expense	809	613	1,229	1,170
Royalty and management service expense	3,239	1,745	6,846	3,538
Provision for income taxes	5,745	4,288	9,535	7,488
Less:
Interest income	530	1,783	789	1,930
EBITDA	$17,437	$12,777	$29,879	$21,035

Global Investment Management
Net loss attributable to CB Richard Ellis Group, Inc.	$(9,777)	$(1,119)	$(12,232)	$(9,587)
Add:
Depreciation and amortization(1)	3,405	3,613	7,191	6,470
Interest expense(2)	5,688	6,063	10,453	10,478
Royalty and management service expense	234	273	516	413
Provision for (benefit of) income taxes	3,093	1,992	2,933	(1,770)
Less:
Interest income	173	56	401	168
EBITDA(3)	$2,470	$10,766	$8,460	$5,836

Development Services
Net income attributable to CB Richard Ellis Group, Inc.	$2,258	$9,686	$6,821	$7,266
Add:
Depreciation and amortization(4)	3,142	4,783	5,749	9,029
Interest expense(5)	2,753	5,306	6,240	10,323
Provision for income taxes(6)	1,299	8,652	4,159	7,349
Less:
Interest income	14	47	53	69
EBITDA(7)	$9,438	$28,380	$22,916	$33,898

(1)          Includes depreciation and amortization related to discontinued operations of $0.2 million and $0.5 million for the three and six months ended June 30, 2011, respectively.

(2)          Includes interest expense related to discontinued operations of $0.6 million and $1.4 million for the three and six months ended June 30, 2011, respectively.

(3)          Includes EBITDA related to discontinued operations of $0.8 million and $1.9 million for the three and six months ended June 30, 2011, respectively.

(4)          Includes depreciation and amortization related to discontinued operations of $0.2 million for the three and six months ended June 30, 2010.

(5)          Includes interest expense related to discontinued operations of $0.7 million for the three and six months ended June 30, 2010.

(6)          Includes provision for income taxes related to discontinued operations of $4.5 million for the three and six months ended June 30, 2010.

(7)          Includes EBITDA related to discontinued operations of $12.9 million for the three and six months ended June 30, 2010.

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$752,109	$506,574
Restricted cash	49,221	52,257
Receivables, net	968,585	940,167
Warehouse receivables (1)	308,249	485,433
Real estate assets (2)	630,947	755,509
Goodwill and other intangibles, net	1,741,483	1,656,656
Investments in and advances to unconsolidated subsidiaries	145,158	138,973
Other assets, net	686,980	585,999
Total assets	$5,282,732	$5,121,568
Liabilities:
Current liabilities, excluding debt	$1,021,474	$1,281,452
Warehouse lines of credit (1)	302,490	453,835
Revolving credit facility	111,220	17,516
Senior secured term loans	1,021,500	640,500
Senior subordinated notes, net	438,329	437,682
Senior notes	350,000	350,000
Other debt	139	156
Notes payable on real estate (3)	519,951	627,528
Other long-term liabilities	277,971	247,104
Total liabilities	4,043, 074	4,055,773

CB Richard Ellis Group, Inc. stockholders’ equity	1,083,004	908,215
Non-controlling interests	156,654	157,580
Total equity	1,239,658	1,065,795

Total liabilities and equity	$5,282,732	$5,121,568

(1) Represents loan receivables, the majority of which are offset by the related non-recourse warehouse line of credit facility.

(2) Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(3) Represents notes payable on real estate of which $13.6 million and $3.7 million are recourse to the Company as of June 30, 2011 and December 31, 2010, respectively.